UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): February 8, 2008


                               NATIONAL COAL CORP.
             (Exact name of registrant as specified in its charter)


          FLORIDA                    0-26509                     65-0601272
(State or other jurisdiction       (Commission                (I.R.S. Employer
   of incorporation)               File Number)              Identification No.)


                            8915 GEORGE WILLIAMS ROAD
                           KNOXVILLE, TENNESSEE 37923
                (Address of Principal Executive Offices/Zip Code)

                                 (865) 690-6900
              (Registrant's telephone number, including area code)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

         |_|      Written   communications   pursuant  to  Rule  425  under  the
                  Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))


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ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On February 8, 2008, our wholly-owned subsidiary, National Coal Corporation, entered into an asset purchase agreement (the "PURCHASE AGREEMENT") with Xinergy Corp. ("XINERGY"), pursuant to which we will sell, subject to the satisfaction of certain conditions, the real and personal property assets that comprise our Straight Creek mining operations in Bell, Leslie and Harlan Counties, Kentucky, for $11,000,000 in cash. In addition to our receipt of the purchase price for the assets, the transaction also will result in the return to us of approximately $8,000,000 in cash that we previously pledged to secure reclamation bonds and other liabilities associated with the Straight Creek operation, and relieve us of $3,000,000 in reclamation liabilities, $2,500,000 of equipment related debt and approximately $4,000,000 in operating lease payments which are being assumed by Xinergy in the transaction. We intend to use the sale proceeds to repay the $10,000,000 senior secured credit agreement we entered into in October 2006 with Guggenheim Corporate Funding, LLC, as administrative agent, which indebtedness otherwise would mature in December 2008.

         The consummation of the sale is conditioned on, among other customary requirements, our board's receipt of an opinion from an independent investment bank as to the fairness, from a financial point of view, of the consideration to be received by us for the assets that comprise the Straight Creek property. We expect to complete the transaction before the end of the first quarter of 2008.

         Xinergy agreed to indemnify us and certain of our affiliates, against losses arising from or related to Xinergy's breach of any representation, warranty or covenant contained in the Purchase Agreement or in any related agreement, the assumed liabilities, and the operation of the Straight Creek operation after the closing. We agreed to indemnify Xinergy and certain of its affiliates, against losses arising from or related to our breach of any representation, warranty or covenant contained in the Purchase Agreement or in any related agreement, and the liabilities relating to the Straight Creek operation that are retained by us.

         The Purchase Agreement may be terminated upon the mutual consent of the parties, by either Xinergy or us if the Closing does not occur on or before March 31, 2008, or by either Xinergy or us if the other party shall upon 10 days prior written notice for the other party's failure to perform their covenants or a material breach of their representations and warranties under the Purchase Agreement which remains uncured.

         Pursuant  to the terms of the  Purchase  Agreement,  Xinergy  deposited
$200,000 with us as an earnest money deposit, which deposit shall be applied toward the purchase price to be delivered at closing. If the closing does not occur due to a material breach by Xinergy, the deposit shall be retained by us; otherwise the deposit shall be returned to Xinergy if the Purchase Agreement terminates prior to closing.


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


         Xinergy Corp. was founded and is controlled by Jon Nix, who is a founder, significant stockholder, and former officer and director of National Coal. Mr. Nix served as a director of National Coal Corp. from January 2003 until July 2007, and as our Chairman of the Board from March 2004 until July 2007. Mr. Nix also served as our President and Chief Executive Officer from January 2003 until August 2006. He is married to the stepdaughter of our General Counsel, Charles Kite. As of January 8, 2008, based on reports Mr. Nix has filed with the Securities and Exchange Commission, Mr. Nix beneficially owned 4,626,138 shares of our common stock, representing approximately 18% of our outstanding common stock as of such date.

         Morgan Keegan & Co., Inc. acted as financial advisor to National Coal Corp., and solicited indications of interest from multiple potential purchasers of our Straight Creek property. We considered multiple competing bids for the Straight Creek property before selecting the offer made by Xinergy Corp. and entering into the Purchase Agreement.

         On February 12, 2008, we issued a press release announcing the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.


ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS

         (d)      Exhibits.

                  The following exhibits are filed herewith:

                  EXHIBIT
                  NUMBER   DESCRIPTION
                  -------  -----------

                  2.1 Asset Purchase Agreement, dated February 8, 2008, between National Coal Corporation and Xinergy Corp.

                  99.1 Press release issued by National Coal Corp., dated February 12, 2008


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     NATIONAL COAL CORP.



Date:    February 12, 2008           By:      /S/ MICHAEL R. CASTLE
                                              ----------------------------------
                                                  Michael R. Castle
                                                  Chief Financial Officer


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